SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 25, 2007 (April 20, 2007)

FORTRESS INTERNATIONAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51426	20-2027651
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9841 Broken Land Parkway
Columbia, Maryland 21046
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (410) 312-9988

Fortress America Acquisition Corporation
4100 North Fairfax Drive, Suite 1150
Arlington, Virginia 22203-1664
(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01 Changes in Registrant’s Certifying Accountant.

On April 20, 2007, we decided to engage the independent registered public accounting firm of Grant Thornton LLP to conduct review of our quarterly financial statements and to audit our financial statements for the fiscal year ending December 31, 2007. Our Board of Directors approved the change of the Company’s independent registered public accounting firm to Grant Thornton LLP. Accordingly, we dismissed Goldstein Golub Kessler LLP (“GGK”), effective April 20, 2007.

During our fiscal years ended December 31, 2006 and December 31, 2005, and through April 20, 2007, there were no disagreements with GGK, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of GGK, would have caused GGK to make reference to the subject matter of the disagreements in connection with its reports. None of the events described in Item 304(a)(1)(v) of Regulation S-K occurred during the years ended December 31, 2006 and December 31, 2005, and through April 20, 2007.

We provided GGK with a copy of this Current Report on Form 8-K prior to its filing with the Securities and Exchange Commission, and requested that they furnish us with a letter addressed to the Securities and Exchange Commission stating whether they agree with the statements made in this Current Report on Form 8-K, and if not, stating the aspects with which they do not agree. The letter from GGK is attached hereto as Exhibit 16.1.

During our fiscal years ended December 31, 2006 and December 31, 2005, and through April 20, 2007, we did not consult with Grant Thornton LLP regarding the application of accounting principles to a specific transaction, or type of audit opinion that might be rendered on our financial statements and no written or oral advise was provided by Grant Thornton LLP that was a factor considered by us in reaching a decision as to accounting, auditing or financial reporting issues, and we did not consult with Grant Thornton LLP on or regarding any of the matters set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K. As a matter of good corporate practice, the Company intends to seek stockholders ratification of the appointment of Grant Thornton LLP at the Company’s 2007 annual meeting of stockholders.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On April 24, 2007, Mr. William L. Jews was elected to the Company’s board of directors to serve in the class of directors whose term expires at our 2007 annual meeting of stockholders and will be proposed for re-election for a three-year term at such meeting. Mr. Jews will also serve as a member of the audit committee of the our board of directors.

Except as disclosed in this Current Report on Form 8-K, there are no arrangements or understandings between Mr. Jews and any other person pursuant to which Mr. Jews was elected as a director. There are no transactions to which the Company is a party and in which Mr. Jews had a material interest that are required to be disclosed under Item 404(a) of Regulation S-K of the Securities Act. Mr. Jews has not previously held any positions with the Company. Mr. Jews has no family relations with any directors or executive officers of the Company.

On April 24, 2007, our board of directors, by unanimous vote, adopted a compensation policy for our non-employee directors, based on a recommendation of our compensation committee. The compensation policy provides non-employee directors an annual grant of 10,000 shares of restricted stock under our 2006 Omnibus Incentive Compensation Plan (the “Plan”) to be granted on or about May 1 of each calendar year (unless the board determines otherwise), and which vest over a two-year period with one-third of the shares vesting on the grant date, and each one-half of the balance of such shares vesting on the first and second anniversaries of the grant date, respectively. In addition, a new member who joins the board of directors will be entitled to receive a one-time grant of $100,000 worth of restricted stock under the Plan, based on the closing price on the grant date of our common stock on the OTC Bulletin Board, or such other recognized stock exchange on which our common stock trades. Such shares will vest over a three-year period, with one-third of such shares vesting on each of the first, second and third anniversaries of the grant date. Each non-employee director shall also receive an annual retainer fee of $20,000 and $3,000 for each in-person board meeting attended and $1,000 for each telephonic board meeting attended. In addition, each member of the audit committee (except the chairman) shall receive $10,000 per year and the chairman of the audit committee shall receive $30,000 per year. Each member of the compensation committee (except the chairman) shall receive $5,000 per year and the chairman of the compensation committee shall receive $15,000 per year. This non-employee director compensation policy will take effect on May 1, 2007.  Each of our non-employee directors (David J. Mitchell, Donald L. Nickles, John Morton, III, Asa Hutchinson and William Jews) will receive the annual grant of 10,000 shares of restricted stock on May 1, 2007.

Mr. Jews’s compensation for his services as a director will be consistent with the compensation policy for non-employee directors described above. Mr. Jews will receive a one-time grant of $100,000 worth of restricted stock on May 1, 2007 and the annual grant of 10,000 shares of restricted stock described above. In addition, he will receive the $20,000 annual retainer fee and $10,000 for being a member of the audit committee, both of which shall be paid in quarterly installments.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

16.1	Letter of Goldstein Golub Kessler LLP, dated April 23, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORTRESS INTERNATIONAL GROUP, INC.

Dated: April 25, 2007	By:	/s/ Thomas P. Rosato
Thomas P. Rosato
Chief Executive Officer